UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2011

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, Route 17B, P.O. Box 5013, Monticello, NY		12701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 21, 2011 (the “Effective Date”), Monticello Raceway Management, Inc. (“MRMI”), a wholly-owned subsidiary of Empire Resorts, Inc. (the “Company” or “Empire”), entered into an option agreement (the “Option Agreement”) with EPT Concord II, LLC (“EPT”). Pursuant to the Option Agreement, EPT granted MRMI a sole and exclusive option (the “Option”) to lease certain EPT property located in Sullivan County, New York (the “EPT Property”) pursuant to the terms of a lease negotiated between the parties. As previously announced, Empire, Entertainment Properties Trust (“EPR”), the sole owner of EPT, and MSEG LLC entered into an exclusivity agreement committing the parties to work towards the execution of a master development agreement (the “Master Development Agreement”) to develop the EPT Property.

The Option has an initial term of six (6) months from the Effective Date (the “Option Exercise Period”). In addition, subject to the conditions of the Option Agreement, the Option Exercise Period may be extended for one or more six (6) month periods; provided, however, in no event shall the Option Exercise Period extend beyond June 30, 2013.

In connection with the execution of the Option Agreement, MRMI paid EPT an option payment in the amount of $750,000 (the “Option Payment”). Any extension of the Option Exercise Period shall be accompanied by an additional option payment of $750,000.

The Option may be exercised only to the extent MRMI (or an affiliate of MRMI) simultaneously exercises other options in connection with the Master Development Agreement. In addition, MRMI’s rights and EPT’s obligations pursuant to the Option Agreement are subject to certain existing agreements. Subject to the terms and conditions of the Option Agreement, EPT shall not grant to any third party the right to lease the EPT Property during the Option Exercise Period.

A copy of the press release announcing the Company’s execution of the Option Agreement is included herein as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release, dated December 22, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2011

EMPIRE RESORTS, INC.

By:	/s/ Joseph A. D’Amato
Name:	Joseph A. D’Amato
Title:	Chief Executive Officer

Exhibit Index

99.1	Press release, dated December 22, 2011